Exhibit 10.6

Eric Chen
Senior Vice President, Corporate Finance and General Counsel

AECOM
555 South Flower Street, 37th Floor, Los Angeles, California 90071-2300
T 213.593.8719 F 213.593.8597 E eric.chen@aecom.com www.aecom.com

January 9, 2007

HSBC Bank USA, National Association and each of its affiliates and their respective branches and any of
their subsidiaries

c/o HSBC Bank USA

452 Fifth Avenue, 5th Floor

New York, NY  10018

CONTINUING GUARANTEE

1.             For valuable consideration, the undersigned AECOM Technology Corporation, a corporation incorporated under the laws of the State of Delaware in the United States of America (hereinafter together with its successors and assigns called “the Guarantor”), unconditionally guarantees and promises to pay promptly upon first demand to HSBC Bank USA, National Association (“HSBC”) and/or any other member of the HSBC Group listed in Exhibit A hereto, their respective branches and any of their subsidiaries, together with each of their successors and assigns (hereinafter collectively defined as “the Banks”), in lawful money in the relevant currency the Indebtedness (hereinafter defined) of those affiliates of AECOM Technology Corporation (hereinafter defined as “the Borrowers”) under the Facility Agreement dated 16 May 2001 (hereinafter together with any definitive documentation between a Bank and a Borrower which implements any local credit facility contemplated thereby and including any renewals or replacements thereof, defined as the “Facility Agreement”).

The Banks are defined in Exhibit A and the Borrowers, as per this day are also listed in Exhibit B, as said Exhibit may be amended from time to time.  Other entities may be added by amendments to Exhibit A and Exhibit B.  Such amendments shall be signed by the Guarantor or an authorized signatory of the Guarantor and thereafter form part of this Guarantee subject to the prior written consent of HSBC.

The Guarantor’s liability for the Indebtedness of the Borrowers is limited in the aggregate to the amount, or its equivalent in any alternative currency of drawing, of USD $50,000,000, plus interest and charges and costs in accordance with clause b) below.

The term “Indebtedness” is used herein in its most comprehensive sense and includes:

a)             all monies in any currency owing by the Borrowers to the Banks at any time, actually or contingently, in any capacity, alone or jointly with any other person under the Facility Agreement;

b)            interest on such monies (both before and after any demand or judgment) to the date on which the Banks receive payment at the rates payable by the Borrowers or which would have been payable but for any circumstance which restricts payment; and

c)             all Bank and other charges payable by the Borrowers to the Banks with respect to such monies.  Monies included in the term “Indebtedness” shall be included whether or not recovery of such monies may be or hereafter become barred by any statute of limitations, or whether such Indebtedness may or hereafter become unenforceable.

2.             This is a continuing guarantee of payment relating to any Indebtedness, including that arising under successive transactions which shall either continue the Indebtedness or from time to time renew it after it has been satisfied.  This Guarantee shall not apply to any Indebtedness created after actual receipt by the relevant Bank of written notice by the Guarantor of its revocation as to future transactions, but shall continue to apply to all Indebtedness owing (whether actually or contingently and whether or not demand shall have been made therefore at the date of receipt of such notice).  Concerning lease agreements, the Indebtedness covering the whole lease term under each lease agreement shall be considered as created through the lease agreement or if there is a lease agreement under a general agreement, the general agreement.

3.             The Guarantor declares that it has an interest in credit facilities granted or to be granted by the Banks to the Borrowers and that issuing this Guarantee to secure the fulfillment of obligations of the Borrowers defined in Exhibit B with amendments is in furtherance of the objectives of the Guarantor.

4.             The obligations hereunder are independent of the obligations of the Borrowers and a separate action or actions may be brought and prosecuted against the Guarantor whether action is brought against the Borrowers or whether the Borrowers be joined in any such action or actions.

5.             The Guarantor authorizes the Banks to relinquish or renounce a pledge, mortgage, or whatever other security acquired or to be acquired by the Banks, without the Guarantor’s liability towards the Banks being terminated or diminished in any way.

6.             The Guarantor agrees that the Banks may at any time, without affecting the validity or effectiveness of this Guarantee:

a)             vary the terms of or renew or determine any credit or other facilities made available by the Banks to the Borrowers or any of them;

b)            grant any time or indulgence or compound with any of the Borrowers; or

c)             omit to do or do any other things which but for the provisions of this Clause might discharge or otherwise affect the liability of the Guarantor under this Guarantee.

7.             The Guarantor waives any right to require any Bank to:

a)             proceed against the Borrowers;

b)            proceed against or exhaust any security held from the Borrowers or from any third party; or

c)             pursue any other remedy in the Bank’s power whatsoever.

The Guarantor waives any defense arising by reason of any disability or other defense of the Borrowers or by reason of the cessation from any cause whatsoever of the liability of the Borrowers.  Until all Indebtedness of the Borrowers to the Banks shall have been paid in full, the Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which the Banks now have or may hereafter have against the Borrowers, and waive any benefit of, and any right to participate in any security now or hereafter held by the Banks.  The Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Guarantee and of the existence, creation, or incurring of new or additional Indebtedness.

8.             Upon the demand upon the Guarantor by the Banks for payment, which amount goes unpaid for a period of five (5) business days after demand therefor, any Indebtedness of the Borrowers now or hereafter held by the Guarantor shall be subordinated to the Indebtedness of the Borrowers to the Banks; and such Indebtedness of the Borrowers to the Guarantor if the Banks so request in writing shall be collected, enforced and received by the Guarantor as trustee of the Banks and be paid over to the Banks on account of the Indebtedness of the Borrowers to the Banks but without reducing or affecting in any manner the liability of the Guarantor under the other provisions of the Guarantee.

9.             The Guarantor agrees to pay all reasonable attorneys’ fee and all other costs and expenses which may be incurred by the Banks in enforcement of the Guarantee.  Each payment to be made by the Guarantor hereunder shall be free and clear of, and without deductions for or on account of any present or future taxes, imposts, charges, levies, compulsory loans or other withholdings or deductions whatsoever.  If the Guarantor shall be required by applicable law to make any such deduction from any payment hereunder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this paragraph) the relevant Bank receives an amount equal to the sum it would have received had no deductions been made, (ii) the Guarantor shall make such deductions, and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.  In addition, the Guarantor agrees to pay, if necessary, all stamp, documentary, or similar taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this instrument.

10.           Any amount recoverable by the Banks under this Guarantee shall be paid to the Banks or order as the Banks from time to time direct.

11.           Where there is but a single Borrower, or where a single Bank is granting a credit, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require.

12.           This Guarantee shall be construed in accordance with the New York law.  The Guarantor and the Banks agree to the non-exclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty.  The Guarantor hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly out of or relating to this Guaranty or the transactions contemplated hereby (whether based on contract, tort or any other theory).

AECOM TECHNOLOGY CORPORATION

By:	//Eric Chen
Name:	Eric Chen
Title:	Senior Vice President, Corporate Finance and General Counsel

AGREED AND ACCEPTED
HSBC Bank USA, National Association

By:	//Bryan R. DeBroka
Name:	Bryan R. DeBroka
Title:	Vice President

EXHIBIT A

To Continuing Guarantee, issued by AECOM Technology Corporation

List of the Banks extending credit facilities under the Facility Agreement

(Global Facility dated 16 May 2001) which are covered by the Guarantee:

HSBC Bank USA, National Association, its branches and any of its subsidiaries; and

The Hong Kong and Shanghai Banking Corporation Limited, Hong Kong, its branches in Hong Kong and any of its subsidiaries operating in Hong Kong; and

The Hong Kong and Shanghai Banking Corporation Limited, Singapore Branch; and

The Hong Kong and Shanghai Banking Corporation Limited, Philippines Branch; and

HSBC Bank Australia Limited, its branches and any of its subsidiaries; and

HSBC Bank Middle East, United Arab Emirates, its branches and any of its subsidiaries; and

HSBC Bank plc, United Kingdom, its branches and any of its subsidiaries; and

The Hong Kong and Shanghai Banking Corporation Limited, New Zealand Branch.

EXHIBIT B

To Continuing Guarantee, issued by AECOM Technology Corporation on October 21, 2005 in favour of the Banks as provided in Exhibit A from time to time in relation to credit facilities falling under the Facility Agreement:

Borrower	Amount

AECOM Global Treasury BV	US$	800,000
Maunsell Limited and its New Zealand Subsidiaries	US$	4,250,000
Maunsell Consultants Asia Ltd and its fellow
Hong Kong Entities	US$	8,270,000
FaberMaunsell Limited and its UK Entities	US$	2,680,000
AECOM Australia Pty Ltd, and its Australian Entities	US$	6,400,000
Maunsell Consultants Singapore Pte Ltd	US$	1,190,000
Maunsell Consultancy Services Limited – Abu Dhabi
and Cansult Limited	US$	20,000,000
Maunsell Limited – Greece Branch	US$	300,000
F R. Harris Inc.	US$	110,000
ENSR International Brasil, Ltda	US$	1,000,000
Maunsell Consultancy Services Limited – Qatar	US$	5,000,000

Total	US$	50,000,000